              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549



                           FORM 8-K


                        CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF
              THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of Earliest Event Reported) July
                            15,1997




               Interactive Entertainment Limited
           ( formerly Sky Games International Ltd.)
    (Exact name of registrant as specified in its charter)



         Bermuda               0-22622             98-0170199
     (State or other       (Commission File       (IRS Employer
     Jurisdiction of           Number)           Identification
      incorporation)                                 Number





                      845 Crossover Lane
                   Memphis, Tennessee 38117
                        (901) 537-3801
                (Address, including zip code,
          and telephone number, including area code,
         of registrant s principal executive offices)

  ITEM 9.   Sales   of   Equity   Securities   Pursuant   to
  Regulation S.

  On July 15, 1997, Interactive Entertainment Limited ( IEL ) closed additional sales of $500,000.00 of 8% Convertible Debentures due March 31, 1999 (the
   Debentures ). Also on July 23, 1997, IEL closed additional sales of $600,000 of Debentures. One-third of the Debentures are convertible at any time after 60 days, one-third are convertible after 90 days; and the balance shall be convertible after 105 days into shares of IEL common stock, par value U.S.$.01 each (the Common Stock ), at the lower of 85% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the execution by the subscriber of its individual subscription for Debentures or 77.5% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of conversion. London Select Enterprises, Ltd., is the broker of the offering. There is no underwriter.

  Up to $3.5 million of Debentures will be sold; all debentures will be sold for their full face amount. London Select Enterprises will be paid 8% of the gross proceeds from the sale of the Debentures. Additionally, London Select Enterprises will receive warrants exercisable at any time within five years of the date such warrants were issued to Broker to purchase up to 125,000 shares of Common Stock for 120% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of issuance and up to 25,000 shares of Common Stock at the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the date of issuance. However, IEL and London Select Enterprises are continuing to negotiate the amount of the aforementioned warrants.

  Upon completion of the sales of the Debentures, IEL will disclose the total results of the sales program. As of the date of this filing the total dollar amount of sales of the Debentures is $1,863,250. As of July 25, 1997, Debentures in the amount of $708,832 had been converted into 362,103 shares of Common Stock.

                          SIGNATURES



       Pursuant  to  the  requirements   of  the  Securities
  Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          INTERACTIVE ENTERTAINMENT LIMITED


  July 30, 1997           By:  /s/ Gordon Stevenson
                               Gordon Stevenson
                               Chief Executive Officer